Exhibit 10.1

AMENDMENT NO. 2 TO

AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), is made and entered into as of May 13, 2015, by and among Targacept, Inc., a Delaware corporation (“Talos”), Talos Merger Sub, Inc., a Delaware corporation (the “Merger Sub”), and Catalyst Biosciences, Inc., a Delaware corporation (the “Company”), as amended. All capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement (as defined below).

RECITALS

A. The Parties have entered into that certain Agreement and Plan of Merger, dated as of March 5, 2015, as amended by that certain Amendment No. 1 thereto dated May 6, 2015 (the “Merger Agreement”), providing for, among other things, the merger of the Merger Sub with and into the Company, with the Company surviving as a wholly-owned subsidiary of Talos.

B. Pursuant to Section 10.2 of the Merger Agreement, the Parties wish to amend the Merger Agreement as set forth in this Amendment for the purpose of effectuating a change to the calculation of the Company Percentage and to make such other changes as are set forth herein.

C. In order to induce the Company to enter into this Amendment and to cause the Merger to be consummated, certain stockholders of Talos listed on Schedule A-1 hereto are executing amended voting agreements in favor of the Company concurrently with the execution and delivery of this Amendment in substantially the form attached hereto as Exhibit B-1 (the “Talos Voting Agreements”).

D. In order to induce Talos and Merger Sub to enter into this Amendment and to cause the Merger to be consummated, certain stockholders of the Company listed on Schedule A-2 hereto are executing voting agreements in favor of Talos concurrently with the execution and delivery of this Amendment in substantially the form attached hereto as Exhibit B-2 (the “Company Voting Agreements” and, together with the Talos Voting Agreements, the “Voting Agreements”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, subject to the conditions set forth in the Merger Agreement, and intending to be legally bound hereby, the Parties agree as follows:

1. Amended Definitions. The following definitions in Exhibit A of the Merger Agreement are hereby amended and restated in their entirety to read as follows:

“Company Cash Balance” means (A) the cash and cash equivalents of the Company (excluding any amount paid after March 5, 2015 pursuant to either the Research and License Agreement, dated June 29, 2009, by and between the Company and Wyeth LLC, acting through its Wyeth Pharmaceuticals Division, as amended, related to work prior to the date hereof or the License and Collaboration Agreement, dated September 16, 2013, by and between the Company and ISU Abxis, as amended) less (B) the sum of (i) any unpaid Company Transaction Expenses and (ii) any unpaid pre-Closing liabilities or obligations relating to the Company’s pre-Closing business operations, other than payroll expenses, other budgeted expenses in the Ordinary Course of Business and payables in the Ordinary Course of Business.

“Company Minimum Cash Amount” means $3,500,000; provided, however, such amount shall be reduced by $150,000 for each week after July 29, 2015 up to the Effective Time.

“Company Percentage” means 100% multiplied by a fraction, (i) the numerator of which is equal to $48,000,000 minus the Company Cash Shortfall or plus the Company Cash Surplus, as applicable, and (ii) the denominator of which is equal to $83,000,000 minus the Company Cash Shortfall or plus the Company Cash Surplus, as applicable.

“Company Target Cash Balance” means $5,000,000; provided, however, such amount shall be reduced by $150,000 for each week after July 29, 2015 up to the Effective Time.

2. Extension of Stated Maturity Date of Notes. The Form of Indenture in Exhibit E of the Merger Agreement (the “Form of Indenture”) is hereby amended and restated as follows:

A. The definition of “Stated Maturity Date” in Section 1.01 of the Form of Indenture is hereby amended and restated in its entirety to read as follows:

“Stated Maturity Date” means [            ], 2018 [30 months from the date of issuance], which is the date that all principal on all Outstanding Securities is due and payable.

B. Section 2 of Exhibit A of the Form of Indenture is hereby amended and restated in its entirety to read as follows:

The Company promises to pay on             , 2018 [the 30 month anniversary of the date of the Indenture] (the “Stated Maturity Date”) the principal amount set forth on Schedule I of this Security to the registered Holder of this Security in the Security Register. This Security will not bear interest.

C. Section 2 of Exhibit B of the Form of Indenture is hereby amended and restated in its entirety to read as follows:

The Company promises to pay on             , 2018 [the 30 month anniversary of the date of the Indenture] (the “Stated Maturity Date”) the principal amount of $         to the registered Holder of this Security in the Security Register. This Security will not bear interest.

3. NNR Assets. The Parties have agreed that Talos will retain any NNR Assets that have not been disposed of by Talos prior to the Effective Time. Accordingly, the Parties agreed to additional amendments to the Merger Agreement, as follows:

A. In Section 5.9(d) of the Merger Agreement, the first sentence shall be deleted.

B. In Section 5.17 of the Merger Agreement, the words “, the Pre-Closing Cash Dividend Amount, and the beneficial interests in the Trust as further described on Schedule B” shall be replaced with the words “and the Pre-Closing Cash Dividend amount” and the words “; and provided further that the beneficial interests in the Trust shall not be part of the Pre-Closing Dividend if, prior to the Talos Cash Determination Date, Talos sells or otherwise disposes of the NNR Assets” shall be deleted.

C. Section 5.21 of the Merger Agreement shall be deleted in its entirety.

D. The defined term “Minimum Talos Cash Balance” shall be amended to remove “(plus $1,500,000 if the NNR Assets are retained by the Company as of the Closing)”.

E. The defined terms “NNR Restricted Cash Account” and “Trust” shall be deleted in their entirety.

F. In the definition of “Talos Cash Balance”, the following words shall be deleted: “net costs of Talos with respect to any disposition of any or all NNR Assets and liabilities relating thereto and”.

G. Schedule B shall be deleted in its entirety.

4. Mutual Non-Solicitation. The Company and Talos shall, and shall cause each of their respective Subsidiaries and their respective Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Person conducted prior to the date hereof with respect to, or that may reasonably be expected to lead to, a Company Acquisition Proposal or Talos Acquisition Proposal, including any activities, discussions or negotiations arising after the date of the Merger Agreement. Notwithstanding the foregoing, nothing in this Amendment shall be deemed to limit or otherwise affect either the Company’s ability to take any action permitted under the Merger Agreement in response to an unsolicited bona fide written Company Acquisition Proposal received from any Person after the date hereof or Talos’ ability to take any action permitted under the Merger Agreement in response to an unsolicited bona fide written Talos Acquisition Proposal received from any Person after the date hereof.

5. Representations and Warranties. Each Party represents and warrants to the other as follows: (a) such Party has all requisite corporate power and authority to enter into this Amendment; (b) the execution and delivery of this Amendment has been duly authorized by all necessary corporate action on the part of such Party; and (c) this Amendment has been duly executed and delivered by such Party and constitutes a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles. Talos further acknowledges and agrees that the termination by Wyeth of the Research and License Agreement, dated June 29, 2009, by and between the Company and Wyeth LLC, acting through its Wyeth Pharmaceuticals Division, as amended, does not constitute a breach by the Company of any representation, warranty or covenant of the Company contained in the Merger Agreement and shall not be taken into account in determining whether there has occurred, a Company Material Adverse Effect.

6. References. All references to the Merger Agreement (including “hereof,” “herein,” “hereunder,” “hereby” and “this Agreement”) shall refer to the Merger Agreement as amended.

7. Effect on the Merger Agreement. Except as specifically amended by this Amendment, the Merger Agreement, as amended, shall remain in full force and effect. This Amendment and the matters set forth herein shall be governed by the terms and conditions of the Merger Agreement, as amended hereby, which are incorporated by reference into this Amendment. Each Party agrees that the Merger Agreement, as amended by this Amendment and that certain Amendment No. 1 thereto dated May 6, 2015, constitutes the complete and exclusive statement of the agreement between the Parties, and supersedes all prior proposals and understandings, oral and written, relating to the subject matter contained herein. If there is any conflict between the terms and provisions of this Amendment and the terms and provisions of the Merger Agreement, the terms and provisions of this Amendment shall govern.

8. Amendment. This Amendment shall not be amended, supplemented, modified or rescinded except in a writing signed by the Parties.

9. Governing Law. This Amendment shall be governed and construed in accordance with the laws of the State of Delaware without regard for the conflicts of laws principles thereof that might otherwise refer construction or interpretation of this Amendment to the substantive law of another jurisdiction.

10. Counterparts. This Amendment may be executed in counterparts (which counterparts may be delivered by facsimile or other commonly used electronic means), each of which shall be considered one and the same agreement and shall become effective when all counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

TARGACEPT, INC.

By:	/s/ Stephen A. Hill
Name:	Stephen A. Hill
Title:	Chief Executive Officer

TALOS MERGER SUB, INC.

By:	/s/ Patrick Rock
Name:	Patrick Rock
Title:	President

CATALYST BIOSCIENCES, INC.

By:	/s/ Nassim Usman Ph.D.
Name:	Nassim Usman Ph.D.
Title:	Chief Executive Officer